EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

OF

AUTHENTIC TEAS, INC.

(a Nevada corporation)

AND

MOJO DATA SOLUTIONS, INC.

(a Puerto Rico corporation)

THIS AGREEMENT AND PLAN OF MERGER, entered into as of August 27, 2013 (the “Agreement”), by Authentic Teas, Inc., a Nevada corporation (the "PARENT"), and MOJO Data Solutions, Inc., a Puerto Rico corporation and a wholly-owned subsidiary of PARENT ("SUBSIDIARY").

RECITALS

WHEREAS, PARENT is a corporation duly organized and existing in the State of Nevada under the Nevada Revised Statutes (“NRS”) and has an authorized capital of 200,000,000 shares, 100,000,000 of which are Common Stock, $0.001 par value, 100,000,000 of which are Preferred Stock, $0.001 par value. As of the date of this Agreement, 4,011,600 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding.

WHEREAS, SUBSIDIARY is a corporation duly organized and existing in the Commonwealth of Puerto Rico under the General Corporations Act of Puerto Rico (“PRGCA”) and has an authorized capital of 400,000,000 shares, 300,000,000 of which are Common Stock, $0.001 par value, and 100,000,000 of which are Preferred Stock $0.001 par value. As of the date of this Agreement, 100 shares of SUBSIDIARY’s Common Stock were issued and outstanding, and no shares of Preferred Stock were issued and outstanding.

WHEREAS, the Board of Directors of PARENT has determined that, for the purpose of effecting the reincorporation of PARENT in the Commonwealth of Puerto Rico, as a reorganization within the provisions of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder, it is advisable and in the best interests of PARENT that PARENT merge with and into SUBSIDIARY upon the terms and conditions provided in this Agreement.

WHEREAS, the Boards of Directors and the stockholders of PARENT and SUBSIDIARY have approved this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreement of the parties hereto, being thereunto duly entered into by PARENT and SUBSIDIARY and approved by resolutions adopted by their respective Boards of Directors and the holders of a majority of their outstanding voting capital stock, the Merger and the terms and conditions thereof and the mode of carrying the same into effect, are hereby determined and agreed upon as hereinafter in this Agreement set forth.

1.	Merger. In accordance with the provisions of this Agreement, the NRS and the PRGCA, PARENT shall be merged with and into SUBSIDIARY (the “Merger”), the separate existence of PARENT shall cease and SUBSIDIARY shall be, and is sometimes referred to below as, the “Surviving Corporation,” and the name of the Surviving Corporation shall be MOJO Data Solutions, Inc.

2.	Filing and Effectiveness. The Merger shall become effective upon completion of the following actions:

a.	The satisfaction or waiver of all of the conditions precedent to the consummation of the Merger as specified in this Agreement; and

b.	the date this Agreement, or a certificate of merger meeting the requirements of the NRS, is filed and effective with the Secretary of State of the State of Nevada; or

c.	the date this Agreement, or a certificate of merger meeting the requirements of the PRGCA, is filed and effective with the Secretary of State of the Commonwealth of Puerto Rico.

The date and time when the Merger becomes effective is referred to in this Agreement as the “Effective Date.”

3.	Effect of the Merger. Upon the Effective Date of the Merger, the separate existence of PARENT shall cease and SUBSIDIARY, as the Surviving Corporation, (a) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger, (b) shall be subject to all actions previously taken by its and PARENT’s Board of Directors, (c) shall succeed, without other transfer, to all of the assets, rights, powers and property of PARENT in the manner more fully set forth in PRGCA, (d) shall continue to be subject to all of the debts, liabilities and obligations of SUBSIDIARY as constituted immediately prior to the Effective Date of the Merger, and (e) shall succeed, without other transfer, to all of the debts, liabilities and obligations of PARENT in the same manner as if SUBSIDIARY had itself incurred them, all as more fully provided under the applicable provisions of the PRGCA and the Nevada Revised Statutes.

4.	Charter Documents, Directors and Officers

a.	Certificate of Incorporation. The Certificate of Incorporation of SUBSIDIARY as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

b.	Bylaws. The Bylaws of SUBSIDIARY as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

c.	Directors and Officers. The directors and officers of PARENT immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

5.	Manner of Conversion of Stock

a.	PARENT Common Stock. Upon the Effective Date of the Merger, each one share of PARENT Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such share or any other person, be converted into and exchanged for one fully paid and non-assessable share of Common Stock, $.001 par value, of the Surviving Corporation.

b.	SUBSIDIARY Common Stock. Upon the Effective Date of the Merger, each share of Common Stock, $.001 par value, of SUBSIDIARY issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by SUBSIDIARY, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares.

6.	Exchange of Certificates. After the Effective Date of the Merger, each holder of an outstanding certificate representing PARENT Common Stock may, at such holder’s option, surrender the same for cancellation to the PARENT’s transfer agent (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation’s Common Stock into which the surrendered shares were converted as provided herein. Until so surrendered, each outstanding certificate theretofore representing shares of PARENT capital stock shall be deemed for all purposes to represent the number of whole shares of the appropriate class and series of the Surviving Corporation’s capital stock into which such shares of PARENT capital stock were converted in the Merger.

a.	The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of capital stock of the Surviving Corporation represented by such outstanding certificate as provided above.

b.	Each certificate representing capital stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of PARENT so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

c.	If any certificate for shares of the Surviving Corporation’s stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

7.	Further Assurances. From time to time, as and when required by SUBSIDIARY or by its successors or assigns, there shall be executed and delivered on behalf of PARENT such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by SUBSIDIARY the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of PARENT and otherwise to carry out the purposes of this Agreement, and the officers and directors of SUBSIDIARY are fully authorized in the name and on behalf of PARENT or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

8.	Succession. Upon consummation of the Merger, the separate existence of PARENT will cease, and the Surviving Corporation will possess all the rights, privileges, immunities, powers and franchises of a public as well as of a private nature, and be subject to all of the restrictions, disabilities and duties, of PARENT; and all the rights, privileges, immunities, powers and franchises of PARENT, and all property, whether real, personal or mixed, all stock registered in the name of PARENT, and all debts due to PARENT on whatever account, and all subscriptions and all choses in action of or belonging to PARENT, will be vested in the Surviving Corporation; and all such property, rights, privileges, immunities, powers and franchises will be thereafter as effectually the property of the Surviving Corporation as they were of PARENT, and the title to any real estate vested by deed or otherwise in PARENT will not revert or be in any way impaired by reason of the Merger but will be vested in the Surviving Corporation; and all rights of creditors and all liens upon any property of PARENT will be preserved unimpaired, and all debts, liabilities and duties of PARENT will be preserved unimpaired, and all debts, liabilities and duties of PARENT will attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it, and any claim existing or action or proceeding pending by or against PARENT may be prosecuted against the Surviving Corporation. All acts, plans, policies, agreements, arrangements, approvals and authorizations of PARENT and its agents which were valid and effective immediately prior to consummation of the Merger will be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation and will be as effective and binding thereon, in each case as the same were with respect to PARENT. The employees and agents of PARENT will become the employees and agents of the Surviving Corporation and will continue to be entitled to the same rights and benefits that they enjoyed as employees and agents of PARENT.

9.	Abandonment. At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either PARENT or SUBSIDIARY, or both, notwithstanding the approval of this Agreement by the shareholders of PARENT or by the sole stockholder of SUBSIDIARY, or by both.

10.	Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretary of State of the Commonwealth of Puerto Rico, provided that an amendment made subsequent to the adoption of this Agreement by the stockholders of either Constituent Corporation shall not: (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (b) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class of shares or series of capital stock of such Constituent Corporation.

11.	Registered Office. The registered office of the Surviving Corporation in the Commonwealth of Puerto Rico is located at 2105 Plantation Village, Dorado, Puerto Rico 00646. MOJO Data Solutions, Inc. is the registered agent of the Surviving Corporation at such address.

12.	Agreement Copies. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 2105 Plantation Village, Dorado, Puerto Rico 00646. and copies thereof will be furnished to any stockholder of either Constituent Corporation, upon request and without cost.

13.	Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico, without giving effect to principles of conflicts of law.

14.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties.

15.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the date first written above.

AUTHENTIC TEAS, INC

By: /s/ JOSEPH SPITERI
Name: Joseph Spiteri Title: Chief Executive Officer, President, Secretary and Treasurer MOJO DATA SOLUTIONS, INC.

By: /s/ JOSEPH SPITERI
Name: Joseph Spiteri Title: Chief Executive Officer, President, Secretary and Treasurer